EXHIBIT 99.1

QCR Holdings, Inc. Announces Earnings Results For the Second Quarter of 2007

MOLINE, Ill., July 24, 2007 (PRIME NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced that earnings for the second quarter ended June 30, 2007 were $1.3 million, resulting in fully diluted earnings per share for common shareholders of $0.23. Earnings and earnings per share results for the first quarter of 2007 were $1.3 million and $0.22, respectively. For the same quarter one year ago, the Company reported earnings of $1.2 million, however, the prior year results were significantly impacted by a one-time gain on the sale of a foreclosed asset that increased after-tax earnings by $513 thousand. The Company's second quarter 2006 core earnings would have been $690 thousand without this one-time gain.

Through the first six months of 2007, the Company's total assets have increased at an annualized rate of approximately 10%, or $61.2 million, to $1.33 billion from $1.27 billion at December 31, 2006. During this same period, net loans/leases increased at an annualized rate of more than 11%, or $53.9 million, to $1.00 billion from $950.1 million at December 31, 2006. Total deposits decreased slightly during the six month period by $17.8 million to $857.6 million at June 30, 2007 when compared to $875.4 million at December 31, 2006. Stockholders' equity increased to $72.5 million at June 30, 2007 as compared to $70.9 million at December 31, 2006.

Quarter-to-quarter net interest income increased by $479 thousand, or 6%, and noninterest income increased $471 or 15%. A large portion of the improved revenue results was offset by increases in the provision for loan losses of $418 thousand and in noninterest expenses of $387 thousand. The quarter-to-quarter increase in provision for loan losses was the result of a few isolated loan quality issues at Quad City Bank & Trust and Rockford Bank & Trust. The 4% increase in noninterest expenses from quarter-to-quarter was primarily due to increases in salaries and employee benefits and in advertising and marketing. The primary contributor to the increase in advertising and marketing expense was First Wisconsin Bank & Trust which incurred $92 thousand of this expense during its first full quarter of operation.

"We are pleased with our continued progress on improving the Company's net interest margin and the quarter over quarter increase in combined net interest income and noninterest income of nearly $1 million," stated Mr. Douglas M. Hultquist, President and CEO. "Additionally, we continued to see solid loan and lease growth and eclipsed $1 billion in total loans and leases outstanding. Our ability to grow loans and leases at this annualized rate was a very positive result as we have been focusing on improved loan yields during the first six months of 2007," he added.

First quarter results of the Company's primary subsidiaries were as follows:

 * Quad City Bank & Trust, the Company's first subsidiary bank, had total consolidated assets of $836.5 million at June 30, 2007, which was an increase of $9.9 million from $826.6 million at December 31, 2006. At
   June 30, 2007, Quad City Bank & Trust had net loans/leases of $624.9 million, which was nearly consistent with the December 31, 2006 level, while deposits declined 6% to $514.2 million. The bank realized after-
   tax net income of $2.2 million for the second quarter of 2007, which was an increase of $199 thousand from $2.0 million for the first quarter of 2007. At June 30, 2007, year-to-date earnings for the bank improved $623 thousand, or 18%, from one year ago.

 * Cedar Rapids Bank & Trust, which opened in 2001, had total assets of
   $350.3 million at June 30, 2007, which was an increase of $7.7 million from December 31, 2006. At the end of the second quarter of 2007,
   Cedar Rapids Bank & Trust had net loans of $260.1 million for an increase of $17.9 million from the end of 2006, while deposits of
   $234.9 million reflected a decrease of 4% since year-end. After-tax net income for Cedar Rapids Bank & Trust for the second quarter of 2007 was $632 thousand, which was an increase of $94 thousand from $538 thousand for the first quarter of 2007. At June 30, 2007, year-to-date earnings for the bank improved $416 thousand, or 56%, from one year ago.

 * Rockford Bank & Trust, which opened in 2005, had total assets of $118.5 million at June 30, 2007, which was an increase of $27.9 million, or
   31%, in Rockford market assets from December 31, 2006. At the end of the second quarter of 2007, Rockford Bank & Trust had net loans of
   $94.5 million and deposits of $95.2 million, which were increases in the Rockford market from December 31, 2006 of 39% and 36%, respectively. After-tax net losses for Rockford Bank & Trust for the second quarter of 2007 were $269 thousand, which was an increase of
   $30 thousand from the Rockford market losses of $239 thousand for the first quarter of 2007. At June 30, 2007, year-to-date losses for the
   Rockford market improved $149 thousand, or 23%, from one year ago.

 * First Wisconsin Bank & Trust, which began operations in 2006 as a branch of Rockford Bank & Trust, had total assets of $35.7 million at
   June 30, 2007, which was an increase of $19.0 million in Milwaukee market assets from December 31, 2006. At the end of the second quarter of 2007, First Wisconsin Bank & Trust had net loans of $27.3 million or an increase of 70% in the Milwaukee market from the end of 2006 and deposits of $17.3 million or an increase of 3% in the Milwaukee market since year-end. After-tax net losses for First Wisconsin Bank & Trust for the second quarter of 2007 were $303 thousand, which was an increase of $26 thousand from Milwaukee market losses of $277 thousand for the first quarter of 2007.

 * In August 2005, the Company acquired M2 Lease Funds, LLC, as a subsidiary of Quad City Bank & Trust. At June 30, 2007, M2 Lease Funds
   had total assets of $65.3 million, which was an increase of $9.0 million, or 16%, from December 31, 2006. Pretax net income for M2
   Lease Funds for the second quarter of 2007 was $381 thousand, which was an improvement of $62 thousand from the first quarter of 2007.

"Net income for the first six months of 2007 improved $536 thousand over the same period one year ago," noted Todd Gipple, Executive Vice President and Chief Financial Officer. He added, "More significantly, net interest income increased by $2.8 million, or 19%, and 'core' noninterest income increased by more than $1 million from a year ago when you eliminate last year's one-time gain on the sale of a foreclosed asset."

"Nonperforming assets at June 30, 2007 were $7.4 million, which decreased slightly from $7.5 million at March 31, 2007 and now represent 0.55% of total assets," stated Mr. Gipple. "While nonperforming assets have been reduced over the past quarter and since one year ago, we did make a modest increase in the provision for loan and lease losses in the second quarter as compared to the first quarter provision expense due to some slight changes in the levels of watch credits in the bank portfolios. As always, the maintenance of our credit quality remains a strong focus. Management regularly monitors the Company's loan/lease portfolio and the level of allowance for loan/lease losses." Mr. Gipple concluded, "The Company's allowance for loan/lease losses to total loans/leases was 1.15% at June 30, 2007, which was up slightly from 1.12% at both March 31, 2007 and June 30, 2006."

QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company, which serves the Quad City, Cedar Rapids, Rockford and Milwaukee communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, and First Wisconsin Bank & Trust, which began operations in 2007, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois and commercial leasing through its 80% owned subsidiary, M2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish denovo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                          QCR HOLDINGS, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (Unaudited)

                                         As of
                     -------------------------------------------------
                      June 30,     March 31,   December 31,  June 30,
                        2007         2007         2006         2006
                     ----------   ----------   ----------   ----------
 SELECTED BALANCE        (dollars in thousands, except share data)
  SHEET DATA

 Total assets        $1,332,886   $1,303,823   $1,271,675   $1,156,572
 Securities          $  204,645   $  180,007   $  194,774   $  184,503
 Total loans/leases  $1,015,766   $  990,865   $  960,747   $  867,085
 Allowance for
  estimated loan/
  lease losses       $   11,681   $   11,075   $   10,612   $    9,744
 Total deposits      $  857,666   $  877,839   $  875,447   $  804,103
 Total stockholders'
  equity             $   72,514   $   72,367   $   70,883   $   56,175
 Common stockholders'
  equity             $   59,640   $   59,493   $   57,998   $   56,175
 Common shares
  outstanding         4,581,376    4,565,158    4,560,629    4,548,256
 Book value per
  common share       $    13.02   $    13.03   $    12.72   $    12.35
 Closing stock price $    15.86   $    15.46   $    17.66   $    17.24
 Market
  capitalization     $   72,661   $   70,577   $   80,541   $   78,412
 Market price/book
  value                  121.83%      118.63%      138.87%      139.59%
 Full time equivalent
  employees                 334          330          329          333
 Tier 1 leverage
  capital ratio            6.99%        7.06%        7.21%        6.68%

                          QCR HOLDINGS, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (Unaudited)

                                        As of
                    --------------------------------------------------
                     June 30,     March 31,   December 31,   June 30,
                       2007         2007          2006         2006
                    ----------   ----------    ----------   ----------
 ANALYSIS OF LOAN                 (dollars in thousands)
  DATA

 Nonaccrual loans/
  leases            $    6,721   $    6,663    $    6,538   $    7,316
 Accruing loans/
  leases past due
  90 days or more          637          793           755          150
 Other real estate
  owned                     --           80            93          318
                    ----------   ----------    ----------   ----------
 Total nonperforming
  assets            $    7,358   $    7,536    $    7,386   $    7,784

 Net charge-offs /
  (recoveries)
  (calendar year-to-
   date)            $      162   $      (56)   $    1,556   $       35

 Loan/lease mix:
  Commercial loans  $  792,175   $  769,864    $  747,231   $  676,579
  Direct financing
   leases               62,678       59,231        53,765       43,656
  Residential real
   estate loans         83,162       85,744        81,482       75,456
  Installment and
   other consumer
   loans                77,751       76,026        78,269       71,394
                    ----------   ----------    ----------   ----------
 Total loans/
  leases            $1,015,766   $  990,865    $  960,747   $  867,085

 ANALYSIS OF DEPOSIT
  DATA

 Deposit mix:
  Noninterest-
   bearing          $  118,997   $  121,723    $  124,184   $  126,018
  Interest-bearing     738,669      756,116       751,263      678,085
                    ----------   ----------    ----------   ----------
 Total deposits     $  857,666   $  877,839    $  875,447   $  804,103

 Interest-bearing
  deposit mix:
   Nonmaturity
    deposits        $  338,746   $  344,159    $  334,009   $  306,645
   Certificates of
    deposit            340,270      348,329       345,847      317,308
   Brokered
    certificates
    of deposit          59,653       63,628        71,407       54,132
                    ----------   ----------    ----------   ----------
 Total interest-
  bearing deposits  $  738,669   $  756,116    $  751,263   $  678,085

                          QCR HOLDINGS, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (Unaudited)

                                       For the Quarter Ended
                                 ------------------------------------
                                  June 30,     March 31,    June 30,
                                    2007         2007         2006
                                 ----------   ----------   ----------
                                   (dollars in thousands, except
                                            per share data)
 SELECTED INCOME STATEMENT DATA
 Interest income                 $   21,046   $   19,942   $   16,223
 Interest expense                    12,233       11,608        8,970
                                 ----------   ----------   ----------
 Net interest income                  8,813        8,334        7,253
 Provision for loan/lease losses        825          406          352
                                 ----------   ----------   ----------
 Net interest income after
  provision for loan/lease
  losses                              7,988        7,928        6,901
 Noninterest income                   3,599        3,128        3,596
 Noninterest expense                  9,588        9,201        8,682
                                 ----------   ----------   ----------
 Income before taxes                  1,999        1,855        1,815
 Minority interest in income of
  consolidated subsidiary               143           91           48
 Income tax expense                     545          501          564
                                 ----------   ----------   ----------
 Net income                      $    1,311   $    1,263   $    1,203

 Preferred stock dividends              268          268           --
                                 ----------   ----------   ----------
 Net income available to
  common stockholders            $    1,043   $      995   $    1,203

 Earnings per common
  share (basic)                  $     0.23   $     0.22   $     0.26
 Earnings per common
  share (diluted)                $     0.23   $     0.22   $     0.26

 Earnings per common share
  (basic) LTM *                  $     0.58   $     0.61   $     0.94

 AVERAGE BALANCES
 Assets                          $1,321,244   $1,286,150   $1,105,624
 Deposits                        $  868,436   $  865,603   $  759,828
 Loans/leases                    $1,004,869   $  975,044   $  817,612
 Total stockholders' equity      $   73,374   $   71,734   $   55,971
 Common stockholders' equity     $   60,500   $   58,856   $   55,971

 KEY RATIOS
 Return on average assets
  (annualized)                         0.40%        0.39%        0.44%
 Return on average common
  equity (annualized)                  8.67%        8.58%        8.60%
 Price earnings ratio LTM *           27.34 x      25.34 x      18.34 x
 Net interest margin (TEY)             2.94%        2.87%        2.90%
 Nonperforming assets / total
  assets                               0.55%        0.58%        0.67%
 Net charge-offs / average
   loans/leases                        0.02%       -0.01%        0.00%
 Allowance / total loans/leases        1.15%        1.12%        1.12%
 Efficiency ratio                     77.25%       80.28%       80.03%

                                             For the Six Months Ended
                                             ------------------------
                                              June 30,      June 30,
                                                2007          2006
                                             ----------    ----------
 SELECTED INCOME STATEMENT DATA
 Interest income                             $   40,988    $   31,092
 Interest expense                                23,841        16,722
                                             ----------    ----------
 Net interest income                             17,147        14,370
 Provision for loan/lease losses                  1,231           895
                                             ----------    ----------
 Net interest income after provision for
  loan/lease losses                              15,916        13,475
 Noninterest income                               6,727         6,392
 Noninterest expense                             18,790        16,876
                                             ----------    ----------
 Income before taxes                              3,853         2,991
 Minority interest in income of
  consolidated subsidiary                           234           101
 Income tax expense                               1,046           853
                                             ----------    ----------
 Net income                                  $    2,573    $    2,037

 Preferred stock dividends                          536            --
                                             ----------    ----------
 Net income available to common stockholders $    2,037    $    2,037

 Earnings per common share (basic)           $     0.45    $     0.44
 Earnings per common share (diluted)         $     0.45    $     0.44

 Earnings per common share (basic) LTM *

 AVERAGE BALANCES
 Assets                                      $1,303,697    $1,081,117
 Deposits                                    $  867,018    $  749,298
 Loans/leases                                $  989,956    $  790,825
 Total stockholders' equity                  $   72,554    $   55,449
 Common stockholders' equity                 $   59,678    $   55,449

 KEY RATIOS
 Return on average assets (annualized)             0.39%         0.38%
 Return on average common equity (annualized)      8.62%         7.35%
 Price earnings ratio LTM *                       27.34 x       18.34 x
 Net interest margin (TEY)                         2.90%         2.94%
 Nonperforming assets / total assets               0.55%         0.67%
 Net charge-offs / average loans/leases            0.02%         0.00%
 Allowance / total loans/leases                    1.15%         1.12%
 Efficiency ratio                                 78.71%        81.28%

 *   LTM: Last twelve months

                          QCR HOLDINGS, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (Unaudited)

              (dollars in thousands, except share data)

                                          For the Quarter Ended
                                    ----------------------------------
                                     June 30,    March 31,   June 30,
                                       2007        2007        2006
                                    ---------    ---------   ---------
 ANALYSIS OF NONINTEREST INCOME
 Merchant credit card fees, net of
  processing costs                  $     424    $     382   $     492
 Trust department fees                    940          919         741
 Deposit service fees                     677          579         479
 Gain on sales of loans, net              414          275         287
 Securities gains (losses), net            --           --         (71)
 Gains on sale of foreclosed assets        (1)           2         745
 Earnings on cash surrender value
  of life insurance                       196          204         163
 Investment advisory and
  management fees                         389          376         363
 Other                                    560          391         397
                                    ---------    ---------   ---------
    Total noninterest income        $   3,599    $   3,128   $   3,596

 ANALYSIS OF NONINTEREST EXPENSE
 Salaries and employee benefits     $   5,917    $   5,555   $   5,241
 Professional and data
  processing fees                         964          928         768
 Advertising and marketing                384          238         384
 Occupancy and equipment expense        1,208        1,219       1,275
 Stationery and supplies                  140          155         168
 Postage and telephone                    253          254         248
 Bank service charges                     142          141         143
 Insurance                                246          166         153
 Loss on disposal of fixed assets          --          239          --
 Other                                    334          306         302
                                    ---------    ---------   ---------
    Total noninterest expenses      $   9,588    $   9,201   $   8,682

 WEIGHTED AVERAGE SHARES
 Common shares outstanding (a)      4,574,648    4,564,664   4,543,169
 Incremental shares from assumed
  conversion:
   Options and Employee Stock
    Purchase Plan                      26,307       25,202      45,215
                                    ---------    ---------   ---------
 Adjusted weighted average
  shares (b)                        4,600,955    4,589,866   4,588,384

                                               For the Six Months Ended
                                               ------------------------
                                                 June 30,    June 30,
                                                   2007        2006
                                                ---------   ---------
 ANALYSIS OF NONINTEREST INCOME
 Merchant credit card fees, net of
  processing costs                              $     806   $     988
 Trust department fees                              1,859       1,522
 Deposit service fees                               1,256         944
 Gain on sales of loans, net                          689         492
 Securities gains (losses), net                        --        (214)
 Gains on sale of foreclosed assets                     1         750
 Earnings on cash surrender value of
  life insurance                                      400         413
 Investment advisory and management fees              765         664
 Other                                                951         833
                                                ---------   ---------
    Total noninterest income                    $   6,727   $   6,392

 ANALYSIS OF NONINTEREST EXPENSE
 Salaries and employee benefits                 $  11,472   $  10,160
 Professional and data processing fees              1,893       1,559
 Advertising and marketing                            622         627
 Occupancy and equipment expense                    2,426       2,525
 Stationery and supplies                              294         337
 Postage and telephone                                507         473
 Bank service charges                                 284         279
 Insurance                                            412         286
 Loss on disposal of fixed assets                     239          --
 Other                                                641         630
                                                ---------   ---------
    Total noninterest expenses                  $  18,790   $  16,876

 WEIGHTED AVERAGE SHARES
 Common shares outstanding (a)                  4,569,656   4,576,755
 Incremental shares from assumed conversion:
     Options and Employee Stock Purchase Plan       7,764      47,722
                                                ---------   ---------
 Adjusted weighted average shares (b)           4,577,420   4,624,477

 (a)  Denominator for Basic Earnings Per Share
 (b)  Denominator for Diluted Earnings Per Share

CONTACT: QCR Holdings, Inc.
         Todd A. Gipple, Executive Vice President,
          Chief Financial Officer
         (309) 743-7745